UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2010

MEDIA GENERAL, INC.

(Exact name of registrant as specified in its charter)

Commonwealth of Virginia	1-6383	54-0850433
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

333 East Franklin Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 649-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Notes Offering

On February 12, 2010, Media General, Inc. (the “Company”) closed its private offering of senior secured notes due 2017 (the “Notes”); pursuant to a Purchase Agreement dated February 5, 2010, among the Company, the Guarantors of the Notes (the “Guarantors”), Banc of America Securities LLC and SunTrust Robinson Humphrey, Inc., as the representatives of the several initial purchasers named therein (collectively, the “Representatives”). The issuance of the Notes was conditioned, among other things, upon the amendment of the Company’s bank credit facilities (as described below). The Notes have a face value of $300 million, an interest rate of 11  3/4 % per annum and were issued at a price equal to 97.690% of their face value. The Notes were issued pursuant to an Indenture dated as of February 12, 2010 (the “Indenture”) among the Company, the Guarantors and The Bank of New York Mellon, a trustee (the “Trustee”). The Notes are jointly and severally guaranteed on a senior secured basis by each of the Guarantors (the “Guarantees”).

Prior to February 15, 2014, the Notes may be redeemed at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, plus the “applicable premium” as set forth in the Indenture. Beginning on and after February 15, 2014, the Company may redeem the Notes at the redemption prices set forth in the Indenture. In addition, until February 15, 2013, the Company may redeem up to 35% of the Notes using the proceeds of certain equity offerings.

The Indenture contains certain restrictive covenants including, but not limited to, restrictions on indebtedness, liens, payments, investments, mergers, consolidations, liquidations and dissolutions, sales and other dispositions of assets and affiliate transactions. These covenants are subject to a number of exceptions and limitations as described in the Indenture. The Indenture also includes customary events of default, including certain cross-default and cross-acceleration provisions.

The net proceeds from the offering of the Notes were applied to partially repay borrowings outstanding under the Company’s bank credit facilities.

The Notes are being offered only to “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or any state securities laws. Prospective purchasers that are qualified institutional buyers are hereby notified that the seller of the Notes may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A.

This filing does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities, nor shall there by any sale of the Notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The foregoing description of the Notes and the Guarantees and other documents relating to this transaction does not purport to be complete and is qualified in its entirety by reference to the full text of these securities and documents, copies of which are attached as exhibits to this current report on Form 8-K and incorporated in this Item 1.01 by reference.

Amendment and Restatement of Credit Agreement

Also on February 12, 2010, the Company entered into the Second Amended and Restated Credit Agreement (the “Amended Credit Facility”) with Bank of America, N.A, as administrative agent and letter of credit issuer, the lenders party thereto and other agents thereto. The Amended Credit Facility, which was conditioned, among other things, upon an offering of the Company’s senior secured notes (as described above), combines, amends and restates the Company’s existing revolving credit facility (the “Revolver”) and the Company’s existing bank term loan (the “Term Loan”) (together, the “Pre-2010 Credit Facility”).

The Amended Credit Facility reduces the aggregate commitments under the Revolver to $70 million (including a letter of credit sublimit of $15 million) and increases the aggregate principal amount of the Term Loan to $400 million. The Amended Credit Facility extends the maturity date of both the Revolver and the Term Loan from June 30, 2011 to March 29, 2013. Under the Pre-2010 Credit Facility, the Revolver and the Term Loan bore interest at LIBOR plus a margin ranging from 0.3% to 3.5%, determined by the Company’s leverage ratio. The Amended Credit Facility provides for interest at LIBOR plus a margin ranging from 3.75% to 4.75%, determined by the Company’s leverage ratio. The Company may make voluntary prepayments under the Amended Credit Facility without premium or penalty.

The Amended Credit Facility contains certain (i) mandatory prepayment requirements from excess cash flow or upon, among other things, certain dispositions of assets, the sale of stock or other equity interests, the incurrence of certain indebtedness or the receipt of casualty or condemnation proceeds, (ii) negative covenants, including, but not limited to, restrictions on indebtedness, liens, dividends and other distributions with respect to capital stock, investments, acquisitions and loans, mergers, consolidations, liquidations and dissolutions, sales and other dispositions of assets, transactions with affiliates and changes in the nature of the Company’s business and (iii) financial covenants, including a maximum leverage ratio, a minimum fixed charge coverage ratio, restrictions on capital expenditures, restrictions on indebtedness, and restrictions on early contributions to pension plans. The Amended Credit Facility also contains affirmative covenants, representations and warranties customary for an agreement of its type.

The Company’s obligations under the Amended Credit Facility are jointly and severally guaranteed by the wholly owned subsidiaries of the Company. Further, the Company’s obligations under the Amended Credit Facility are secured by a first priority lien on substantially all of the tangible and intangible assets (whether now owned or hereafter arising or acquired) of the Company and its subsidiaries and by a pledge of the capital stock of the Company’s subsidiaries. The obligations of the Company and its subsidiaries with respect to the Amended Credit Facility rank equally with their obligations with respect to the Notes. The liens securing the Amended Credit Facility and the Notes are also of equal rank and cover the same collateral, with the exception of certain subsidiary stock that does not secure the Notes.

The Amended Credit Facility contains events of default customary for an agreement of its type, and the occurrence of any such event will authorize the lenders to terminate their commitments and/or accelerate the Company’s repayment obligations. These events are customary for an agreement of this type and substantially the same as those under the Pre-2010 Credit Facility.

The foregoing summary does not purport to be a complete statement of the terms under the Amended Credit Facility and the transactions contemplated thereby, and such summary is qualified in its entirety by reference to the Amended Credit Facility, a copy of which is attached as an exhibit to this current report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation of Registrant.

The information in Item 1.01 of this Form 8-K is hereby incorporated by reference to this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1	Second Amended and Restated Credit Agreement, dated as of February 12, 2010 among the Company, Bank of America, N.A., as Administrative Agent and as letter of credit issuer and collateral agent, the lenders party thereto and the other parties thereto.

Exhibit 10.2	Indenture, dated as of February 12, 2010, among the Company, the guarantors party thereto and The Bank of New York Mellon, as Trustee. The Form of the 11 3/4% Senior Secured Notes due 2017 is included as Exhibit A to the Indenture.

Exhibit 10.3	Registration Rights Agreement, dated as of February 12, 2010, among the Company, the guarantors party thereto, and Banc of America Securities LLC and SunTrust Robinson Humphrey, Inc., for themselves and as Representatives of the Initial Purchasers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIA GENERAL, INC. (Registrant)

Date February 12, 2010	/S/ JOHN A. SCHAUSS
John A. Schauss Vice President-Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Second Amended and Restated Credit Agreement, dated as of February 12, 2010 among the Company, Bank of America, N.A., as Administrative Agent and as letter of credit issuer and collateral agent, the lenders party thereto and the other parties thereto.

10.2	Indenture, dated as of February 12, 2010, among the Company, the guarantors party thereto and The Bank of New York Mellon, as Trustee. The Form of the 11 3/4% Senior Secured Notes due 2017 is included as Exhibit A to the Indenture.

10.3	Registration Rights Agreement, dated as of February 12, 2010, among the Company, the guarantors party thereto, and Banc of America Securities LLC and SunTrust Robinson Humphrey, Inc., for themselves and as Representatives of the Initial Purchasers.

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